EXHIBIT 10.5
FIRST AMENDED AND RESTATED PROMISSORY NOTE

$3,250,000.00	Dated:	April 19, 2006
	Maturity Date:	July 31, 2008
Indianapolis, Indiana
     FOR VALUE RECEIVED, Heritage-Crystal Clean, LLC (“Borrower”), hereby promises to pay to the order of Donald Brinckman (“Lender”) the principal sum of Three Million Two Hundred Fifty Thousand United States Dollars ($3,250,000.00) or so much thereof which is advanced (each individually, an “Advance”) to Borrower and is outstanding as evidenced by the records of Lender, together with accrued interest on the unpaid principal balance at the rate of interest and in the manner set forth herein. The principal amount of this First Amended and Restated Promissory Note includes the Advances heretofore evidenced by that certain Promissory Note Dated December 15, 2004 made by Borrower to the order of the Lender in the stated amount of $3,250,000.00 (the “Existing Note”) and to the extent such Advances are included in this Note, this Note (i) merely re-evidences the Advances heretofore evidenced by the Existing Note and (ii) is given in substitution for and not as payment of the Existing Note.
     1. Interest. Interest for each and every Advance shall accrue from the date of this Note to and including July 31, 2007 at a per annum rate equal to the rate of interest announced from time to time by National City Bank of Indiana as its “Prime Rate”, plus Two and one-half Percent (2.5%). Thereafter, from August 1, 2007, interest for each and every Advance shall accrue at a per annum rate equal to the rate of interest announced from time to time by National City Bank of Indiana as its “Prime Rate”, plus One-half Percent (0.5%). The books and records of Lender shall be conclusive and binding on Borrower, absent manifest error, for the purpose of determining the rate of interest for any particular Advance. Interest for any Advance shall be calculated on the basis of a Three Hundred Sixty (360) day year and paid for actual days elapsed.
     2. Maturity. All Advances hereunder, together with any and all accrued and unpaid interest, must be repaid by July 31, 2008 unless sooner demanded by Lender pursuant to Section 9 of this Note.
     3. Prepayment. Advances may be prepaid by Borrower at any time without penalty.
     4. Required Payments. Accrued interest on each Advance shall be due and payable on the first (1st) day of each calendar month during the term of this note. A final installment, representing the entire unpaid principal balance of this note and all accrued and unpaid interest thereon, shall be due and payable on July 31, 2008.
     5. Covenant. Borrower covenants and agrees that while this note is in effect, Borrower shall not, without the prior written consent of Lender at any time have a principal balance outstanding under this note, including all unpaid Advances and all accrued but unpaid interest, in excess of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00).
     6. Default. Each of the following shall constitute an event of default (“Event of Default”) under this note:

          (a) Payment Default. Borrower fails to make any payment when due under this note.
          (b) Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this note dissolves, becomes insolvent, has a receiver appointed for any part of its property, makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower, or against Borrower under any Bankruptcy or insolvency laws, or a material adverse change occurs in Borrower’s financial condition.
     7. Effect of an Event of Default. If any Event of Default shall occur, all commitments and obligations of Lender under this note will immediately terminate (including any obligation to make further Advances or disbursements), and, at Lender’s option, the indebtedness immediately will become due and payable, all without notice of any kind to Borrower. In addition, Lender shall have all of the rights and remedies available at law, in equity or otherwise. Except as may be prohibited by applicable law, all of Lender’s rights and remedies shall be cumulative and may be exercised singly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower shall not effect Lender’s right to declare an Event of Default and to exercise its rights and remedies. All Advances shall be repaid under all circumstances without relief from any Indiana or other valuation and appraisement laws.
Lender may hire or pay someone else to collect this Note if Borrower does not pay. Borrower will also pay that amount to Lender, which amount shall be reasonable. This includes, subject to any limits under applicable law, Lender’s reasonable attorney’s fees and Lender’s reasonable legal expenses whether or not there is a lawsuit, including reasonable attorney’s fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) appeals, and anticipated post-judgment collection services.
     8. General Provisions. Lender may delay or forgo enforcing any of his rights or remedies under this Note without losing them. Borrower, to the extent allowed by law, waives presentment, demand for payment, protest and notice of dishonor.
     9. Lender’s Right to Advance Maturity Date. Lender, upon 30 days advance written notice delivered to Borrower at 2250 Point Blvd., Suite 250, Elgin, IL, may advance the Maturity Date of this Note to a date certain selected by Lender but in no event shall the Maturity Date be earlier than July 31, 2007.
     10. Choice of Law. This Note shall in all respects be governed by and construed in accordance with the laws of the State of Indiana without regard to conflicts of law principles.

     IN WITNESS WHEREOF, Maker has executed and delivered this note as of the day and year first above written.

HERITAGE-CRYSTAL CLEAN LLC
By:	/s/ Greg Ray
Greg Ray, Vice President
Business Management